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                                                                       EXHIBIT 5


                              [WOODBURN AND WEDGE]
                                  [LETTERHEAD]




                                December 31, 2002


Westport Resources Corporation
410 Seventeenth Street
Suite 2300
Denver, Colorado 80202

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as Nevada counsel to Westport Resources Corporation, a Nevada corporation (the "COMPANY"), in connection with the registration, pursuant to a registration statement on Form S-3 (as may be amended, the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of 3,125,000 shares of the Company's common stock, par value $.01 per share (the"SHARES"), issued in connection with the Stock Purchase Agreement, dated as of November 15, 2002 (the "PURCHASE AGREEMENT"), by and among the Company, Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P., Global Natural Resources III and Global Natural Resources III L.P.

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         As special Nevada counsel for the Company, we advise you as follows:

         1. We are of the opinion that the Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws, and that it is legally qualified to hold property and do business under said laws.

         2. The Board of Directors of the Company has authorized and issued the Shares in accordance with the provisions of the Purchase Agreement and the Shares are duly and validly authorized and legally issued, fully paid and non-assessable.

         The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the



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Westport Resources, Inc.
December 31, 2002
Page 2


date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

         We hereby consent:

         1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

         2. To the statements with reference to our firm made in the Registration Statement; and

         3. To the filing of this opinion as an exhibit to the Registration Statement.

         In giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                       Sincerely,

                                       WOODBURN and WEDGE



                                       By: /s/ GREGG P. BARNARD
                                          --------------------------------------
                                                    Gregg P. Barnard